Corcept Therapeutics Announces First Quarter Results and Update on Development Programs

MENLO PARK, CA -- (Marketwire - May 11, 2010) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders, today reported financial results for the first quarter ended March 31, 2010, and updated its corporate progress and anticipated milestones for 2010.

"This is a transformational year for Corcept, and we have already made significant progress towards our four key milestones for 2010. We are pleased to have neared completion of enrollment of our Phase 3 study of CORLUX for Cushing's Syndrome and to have begun a Phase 1 study of our lead selective cortisol receptor (GR-II) antagonist, CORT 108297, in February," said Joseph Belanoff, M.D., Chief Executive Officer of Corcept. "We remain on track to announce the results of the Cushing's Syndrome study and submit our New Drug Application (NDA) for the use of CORLUX in Cushing's Syndrome by year end."

First Quarter and Recent Development Highlights

  Announced on May 3 that we had enrolled 45 of the planned 50 patients in our open-label Phase 3 trial of CORLUX in patients with Cushing's Syndrome, which is being conducted at 20 leading medical facilities throughout the United States.

  Initiated a Phase 1 trial for our lead selective cortisol receptor (GR-II) antagonist, CORT 108297, in February 2010.

  Identified and began testing two additional cortisol receptor (GR-II) antagonists. Initial preclinical studies of CORT 112716 and CORT 113083 generated positive results in animal models of olanzapine induced weight gain and modulation of insulin sensitivity. These compounds are from one of the three patented series of selective GR-II antagonists that we have discovered. We expect to begin animal toxicology studies with one or more of these compounds later this year.

  Raised gross proceeds of $7.7 million through the exercise of warrants that were issued in October 2009 and the private placement of new warrants. This transaction raised sufficient capital to support our operations into the second quarter of 2011. Participants in this financing included existing investors Longitude Capital, Sutter Hill Ventures, Federated Kauffman Funds, and members of our Board of Directors.

In addition, we continued to make progress on:

  Preparing for the submission of our NDA for CORLUX in Cushing's Syndrome, including the design of a Risk Evaluation and Mitigation Strategy (REMS), to enable submission by the end of 2010.

  Developing detailed plans for the commercialization of CORLUX in the United States.

  Enrolling patients in our double-blind placebo controlled Phase 3 trial of CORLUX in patients with psychotic depression at eight clinical sites.

First Quarter Financial Results

For the first quarter of 2010, Corcept reported a net loss of $6.1 million, or $0.10 per share, compared to a net loss of $5.5 million, or $0.11 per share, for the first quarter of 2009.

Total operating expenses increased to $6.1 million for the first quarter of 2010, from $5.6 million for the same period in 2009. In the first quarter of 2010, research and development expenses increased to $4.5 million from $4.2 million in the first quarter of 2009. This increase in research and development expenses was due primarily to increased costs associated with clinical trials for CORLUX for the treatment of Cushing's Syndrome, the conduct of drug-drug interaction studies for CORLUX and other NDA supportive activities, and our selective GR-II antagonist program, including a Phase 1 study of CORT 108297. This was partly offset by the completion of our CORLUX and Risperdal trial for the treatment of antipsychotic induced weight gain, and scaling back the number of sites in the Phase 3 study of CORLUX for the treatment of psychotic depression. General and administrative expenses increased to $1.6 million for the first quarter of 2010 from $1.4 million for the same period in 2009, due to additional resources focused on commercial planning for the potential launch of CORLUX in Cushing's Syndrome.

Four Key Anticipated Milestones for 2010

In January 2010, we announced four key anticipated milestones for 2010. We have achieved one of those milestones with the initiation of a Phase 1 study of CORT 108297 in February. We expect to achieve the second milestone in the coming weeks with the enrollment of the planned 50 patients in our Phase 3 study of CORLUX for the treatment of Cushing's Syndrome. We expect continued progress in achieving our two remaining milestones this year.

  Based on the completion of enrollment into the Phase 3 study in May and the 24-week duration of treatment to address the endpoints agreed to with the FDA, we expect to complete the trial of CORLUX for Cushing's Syndrome and announce efficacy results in 4Q 2010.

  We continue to expect to submit our NDA to the FDA in the fourth quarter of 2010. Additional studies and preparation of documentation in support of our NDA submission are ongoing, which should enable our submission soon after the Phase 3 efficacy results are available.

"We believe that the Cushing's Syndrome program provides near-term value creation for our shareholders. The FDA granted us Orphan Drug Designation for CORLUX for the treatment of endogenous Cushing's Syndrome, which provides seven years of marketing exclusivity from the date of approval, which could be as early as 2011. Orphan Drug Designation also provides tax credits for clinical trial costs, marketing application filing fee waivers and assistance from the FDA in the drug development process," added Dr. Belanoff.

"We anticipate that our current cash balance is sufficient to fund the company into the second quarter of 2011," said Caroline Loewy, Chief Financial Officer of Corcept.

About Cushing's Syndrome

Endogenous Cushing's Syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's Syndrome is an orphan indication which most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients in the United States. An estimated 20,000 patients in the United States have Cushing's Syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's Syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Weight Gain Caused by Antipsychotic Medications

The group of medications known as second-generation antipsychotics, including olanzapine (Zyprexa), risperidone (Risperdal), quetiapine (Seroquel) and clozapine (Clozaril), are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and also carry warning labels relating to treatment emergent hyperglycemia and diabetes mellitus. Weight gain and alterations in metabolic efficiency have been observed for many years in patients with abnormally high circulating cortisol. There is no FDA-approved treatment for the weight gain associated with the use of antipsychotic medications.

About CORLUX

Corcept's first-generation compound, CORLUX, also known as mifepristone, directly blocks the cortisol (GR-II) receptor and the progesterone (PR) receptor. Intellectual property protection is in place to protect important methods of use for CORLUX. Corcept retains worldwide rights to its intellectual property related to CORLUX.

About CORT 108297

CORT 108297 is one of several potent, selective antagonists of the cortisol (GR-II) receptor that we have discovered and for which Corcept owns worldwide intellectual property rights. In in vitro binding affinity and functional assays it does not have affinity for the progesterone (PR), estrogen (ER), androgen (AR) or mineralocorticoid (GR-I) receptors.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. The company has two ongoing Phase 3 programs: CORLUX for the treatment of Cushing's Syndrome, and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept also has a Phase 1 program for CORT 108297. Corcept has developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication, as well as composition of matter patents for our selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs, the timing of the introduction of CORLUX and future product candidates, including CORT 108297, estimates of the timing of enrollment or completion of our clinical trials and the anticipated results of those trials, the ability to create value from CORLUX or other future product candidates and our estimates regarding our capital requirements, spending plans and needs for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

                      CORCEPT THERAPEUTICS INCORPORATED
                          CONDENSED BALANCE SHEETS
                               (in thousands)

                                                 March 31,     December 31,
                                                   2010            2009
                                               -------------  --------------
                                                (Unaudited)       (Note)
ASSETS:
Current assets:
  Cash and cash equivalents                    $      18,548  $       23,867
  Other current assets                                   581             553
                                               -------------  --------------
    Total current assets                              19,129          24,420

Other assets                                              87              91
                                               -------------  --------------
    Total assets                               $      19,216  $       24,511
                                               =============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                             $       1,023  $        1,270
  Other current liabilities                            1,120           1,149
                                               -------------  --------------
    Total current liabilities                          2,143           2,419

Total stockholders' equity                            17,073          22,092
                                               -------------  --------------

    Total liabilities and stockholders'
     equity                                    $      19,216  $       24,511
                                               =============  ==============

Note: Derived from audited financial statements at that date.

                      CORCEPT THERAPEUTICS INCORPORATED
                          STATEMENTS OF OPERATIONS
                  (in thousands, except per share amounts)

                                 (Unaudited)

                                                       For the Three Months
                                                         Ended March 31,
                                                      ---------------------
                                                         2010        2009

Collaboration revenue                                 $      --   $      24
                                                      ---------   ---------

Operating expenses:
  Research and development*                               4,489       4,184
  General and administrative*                             1,575       1,374
                                                      ---------   ---------
    Total operating expenses                              6,064       5,558
                                                      ---------   ---------

Loss from operations                                     (6,064)     (5,534)

Interest and other income, net                                2          86
Other expense                                               (11)         (2)
                                                      ---------   ---------
    Net loss                                          $  (6,073)  $  (5,450)
                                                      =========   =========

Basic and diluted net loss per share                  $   (0.10)  $   (0.11)
                                                      =========   =========
Shares used in computing basic and diluted net loss
 per share                                               62,655      49,763
                                                      =========   =========

*Includes non-cash stock-based compensation of the
 following:
    Research and development                          $      63   $      64
    General and administrative                              421         360
                                                      ---------   ---------
      Total non-cash stock-based compensation         $     484   $     424
                                                      =========   =========

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com
www.corcept.com